Exhibit 99(a)(7)

iStar Financial Launches Tender Offer
for Falcon Financial Investment Trust

NEW YORK -  January 31, 2005 — iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, announced today that it has commenced a previously announced tender offer for all of the outstanding common shares of beneficial interest of Falcon Financial Investment Trust (NASDAQ:  FLCN), for $7.50 per share, net to the seller in cash, for an aggregate equity purchase price of approximately $120 million.

The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 19, 2005 among Falcon Financial and iStar Financial. The tender offer will remain open until 12:00 midnight, New York City time, on Monday, February 28, 2005, unless extended.  Following completion of the tender offer, any remaining shares of Falcon Financial will be acquired in a cash merger at the same price.

iStar Financial will further discuss the acquisition of Falcon Financial on its fourth quarter and year-end 2004 earnings conference call scheduled for Tuesday, February 15, 2005. The conference call will begin at 10:00 a.m. ET. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, in the “investor relations” section. To listen to the live call, please go to the company’s “investor relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

Notice to Investors:

This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities.  Any offer to purchase or solicitation of an offer to sell outstanding shares of Falcon Financial shall only be made pursuant to a tender offer statement and a solicitation/recommendation statement filed with the Securities and Exchange Commission.  The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer.  Those materials will be made available to all shareholders of Falcon Financial at no expense to them.  In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s web site (http://www.sec.gov).

Forward Looking Statements:

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, iStar Financial can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial’s SEC reports.)

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About iStar Financial

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

About Falcon Financial Investment Trust

Falcon Financial Investment Trust is a fully integrated real estate investment trust focused solely on the business of originating and servicing loans to automotive dealers in the United States. The company was founded in 1997 to address the unique capital needs of the U.S. automobile retailing industry. Falcon Financial meets the financing requirements of automotive dealers by offering a variety of fixed and variable rate loan products, including mortgage loans and cash flow franchise loans collateralized by the dealer’s real estate and business assets.

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